Exhibit 99.1

News Release

JDS UNIPHASE CORPORATION ANNOUNCES COMPLETION OF
CONVERTIBLE NOTE OFFERING

San Jose, California, October 31, 2003 - JDS Uniphase Corporation (NASDAQ: JDSU and TSX: JDU) ), a worldwide leader in optical technology, today announced that it completed the sale of $475 million aggregate principal amount of Zero Coupon Senior Convertible Notes due 2010, which amount includes the notes issued upon exercise of the initial purchasers' over-allotment option. The Company has the right to redeem the notes beginning November 15, 2008. Holders of the notes may require the Company to repurchase the notes on November 15, 2008.

The Company sold the notes in a private transaction, exempt from the registration requirements of the Securities Act of 1933, as amended. The notes, and the common stock issuable upon conversion of the notes, were not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without registration under, or an applicable exemption from, the registration requirements of the Securities Act. This announcement does not constitute an offer to sell, nor is it a solicitation of an offer to buy, these securities. Contact Information:

Investors: Ronald C. Foster, Chief Financial Officer, 408-546-5000

Press: Gerald Gottheil, Director of Corporate Communications, 408-546-4400

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